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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X]  Soliciting Material under Rule 14a-12

                                LIGHTSPAN, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
Filed by Lightspan, Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.



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In connection with the merger, PLATO Learning, Inc. ("PLATO Learning") will file with the Securities and Exchange Commission a registration statement on Form
S-4. The registration statement will include a joint proxy statement of Lightspan, Inc. ("Lightspan") and PLATO Learning for a meeting of Lightspan's stockholders to consider and vote upon the proposed merger and for a meeting of PLATO Learning's stockholders to consider and vote upon the issuance of shares of PLATO Learning in the proposed merger. The registration statement will also serve as a prospectus of PLATO Learning with respect to the shares of PLATO Learning to be distributed to stockholders of Lightspan pursuant to the merger.

Investors and security holders are advised to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, because it will contain important information. Such joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by PLATO Learning and Lightspan. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by PLATO Learning and Lightspan at the Securities and Exchange Commission's web site at www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained from PLATO Learning by directing such request to PLATO Learning, Steve Schuster, tel: (952) 832-1502; e-mail: sschuster@plato.com. The joint proxy statement/prospectus and such other documents may also be obtained from Lightspan by directing such request to Lightspan, Lynne Goldacker, tel: (858) 824.8210; e-mail: lgoldacker@lightspan.com

PLATO Learning, Lightspan and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of PLATO Learning and Lightspan with respect to the transactions contemplated by the merger agreement. A description of any interests that PLATO Learning's or Lightspan's directors and executive officers have in the proposed merger will be available in the joint proxy statement/prospectus. Information regarding Lightspan officers and directors is included in Lightspan's Proxy Statement for its 2003 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on July 29, 2003. Information regarding PLATO Learning officers and directors is included in PLATO Learning's Proxy Statement for its 2003 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on January 31, 2003. These proxy statements are available free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov and from Lightspan and PLATO Learning.

This announcement includes forward-looking statements. PLATO Learning and Lightspan have based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning and Lightspan believe that the assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning and Lightspan undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the PLATO Learning and Lightspan Annual Reports on Form 10-K for the years ended October 31, 2002 and January 31, 2003, respectively. Actual results may differ materially from anticipated results.

(R) PLATO is a registered trademark of PLATO Learning, Inc.
(R) Lightspan is a registered trademark of Lightspan, Inc.

On September 10, 2003, PLATO Learning and Lightspan conducted an investment community conference call. Attached is the script of the investment community conference call:

                                      * * *
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                              PLATO LEARNING, INC.
                          LIGHTSPAN ANNOUNCEMENT SCRIPT
                                SEPTEMBER 10, 2003

JOHN MURRAY

Good afternoon, this is John Murray, President and Chief Executive Officer of PLATO Learning. With me today are John Kernan, founder, Chairman and Chief Executive Officer of Lightspan; Carl Zeiger, Lightspan's President and Chief Operating Officer; Mike Sicuro, Lightspan's Senior Vice President, CFO and Treasurer; and Greg Melsen, PLATO's Vice President Finance and CFO.

Before we begin, let me first remind you that any forward-looking statements made by the PLATO Learning and Lightspan are subject to the risks and uncertainties as outlined in the respective companies' annual report as filed on Form 10-K for the fiscal year's ended October 31, 2002 and January 31, 2003, respectively, and in each company's latest Form 10-Q for the quarters ended July 31, 2003.

The content of our web cast contains time-sensitive information that is accurate only as of September 9, 2003. This call is the property of PLATO Learning, Inc and Lightspan, Inc. Any redistribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning, Inc. and/or Lightspan, Inc. is strictly prohibited.


LIGHTSPAN MERGER

After the market closed yesterday, PLATO Learning also announced that it signed a Definitive Agreement and Plan of Merger with Lightspan for Lightspan shareholders to exchange all of their shares for PLATO Learning common stock. Lightspan is a publicly-held corporation, based in San Diego, California.

The management teams of PLATO Learning and Lightspan are excited by the prospects that this combination brings to educators, educational administrators and students as well to our employees and stockholders. In today's environment, we believe educators are increasingly seeking comprehensive district-wide solutions regarding instructional content, assessments and other learning activities. This proposed transaction will help us complete our K-Adult product portfolio, allow us to diversify our revenue stream, provide a dedicated elementary sales force, generate cross-selling opportunities, establish a larger community college presence, and increase our scale of operations that will result in significant cost savings.

Additionally, the transaction will offer substantial value creation for the shareholders of both companies. The merger will improve PLATO Learning's liquidity and trading fundamentals, create a stronger public company with better capital markets access, improve our stock as an acquisition currency, and enhance our ability to attract additional research sponsorship and a larger investor base.

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Let me first provide you with an overview of our vision as to how Lightspan meets our strategic goals. After my opening comments, John Kernan will provide a brief history of Lightspan and its products and services, as well as his view of the proposed transaction. Greg Melsen will then provide a financial review of the transaction. At the conclusion of the prepared remarks, we will all be available to answer your questions.

Our proposed merger with Lightspan will bring together some of the strongest brands in education. It will establish a significant strategic competitive advantage, strengthening PLATO Learning's ability to sell powerful, enterprise-wide, standards-based, accountability solutions at the district and state levels. It also opens the door for PLATO into the home on the back of Lightspan's Achieve Now! product and strengthens our capability to pursue school supplemental service and school improvement initiatives.

By merging two strong and complimentary brands, we will significantly enhance PLATO Learning's K-12 district-level and post-secondary selling efforts. Lightspan brings about 5,000 school clients to PLATO Learning, along with about 350 Community Colleges and an installed base of approximately 1,750 districts. Although we share a number of common clients, many of these schools could potentially benefit from current PLATO Learning's products and services.

Additionally, Lightspan's K-2 products are approved in California's Legal Compliance Catalog and the Michigan Department of Education approved eduTest for use as an assessment tool in the state's 4,000 K-5 schools. Academic Systems reports approximately 100,000 under-prepared college students use their products each year.

Approximately 50% of Lightspan's clients are in large districts and they have significant presence in New York City, San Antonio, Atlanta, Cleveland, Irvine and Puerto Rico. Almost 40% of the Company's annual sales are to existing customers with the balance to new clients.

The proposed transaction will also diversify PLATO Learning's revenue stream. Lightspan has an existing and strong sales organization that targets elementary education, assessment testing, and college campuses. In the K-8 market, Lightspan has established a solid customer base. They derive significant revenue from elementary federal funding, specifically Title I. The Lightspan sales organization provides a solid base from which we can rapidly introduce PLATO elementary products into the existing Lightspan accounts and going forward offer a much more robust combined elementary product solution. Additionally, with the expanded focus on elementary sales, the Company can further refine the secondary sales strategy and leverage the combined resources across the K-12 market segment with a fully integrated content, assessment, and professional services solution. Over the longer term, this will enable the Company to establish industry leadership by creating a unified Product Strategy spanning K-12 content and assessments, instructional management, and standards management that fully addresses federal, state, and local educational requirements.


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I am personally looking forward to working with the Lightspan team. They are passionate about their work and committed to improving the education experience for students and educators alike. I look forward to continuing to build PLATO Learning into the premier standards-based educational software company that provides comprehensive, standards-driven, technology-based, accountability solutions to our customers.

Let me now turn this over to John Kernan for a few comments.

JOHN KERNAN

Thank you John.

I too am excited about the wealth of opportunities this combination provides to educators, students and educational administrators. In addition, PLATO Learning's reputation for high quality products and services and solid sales force combined with its financial strength, make PLATO Learning a perfect fit for Lightspan. We look forward to being part of the PLATO Learning family.

Let me first provide you with a brief history of Lightspan. The Company was founded in 1993. Our philosophy was to use technology to increase student achievement by providing exceptional curriculum products for use in both the classroom and at home. Our technology, delivery systems and content help increase student interest in learning and assessment, parental involvement in their children's education, and productive interaction among teachers, parents and students.

Lightspan has focused its efforts in two markets -- K-8 elementary and post-secondary. Operating under the Lightspan brand in the elementary market, the Company provides curriculum-based math, reading, and language arts courseware plus Internet products and services. These are complimentary to PLATO's products and services. The Company focuses on extending the school day by providing low-cost Sony Playstations for delivery of its content at home, highly interactive and engaging game-like content to keep young students motivated, assessment services through its eduTest assessment system, and development of comprehensive instruction in reading, language arts, and mathematics.

The Academic Systems division provides interactive teaching solutions for colleges. Established in 1992, Academic Systems offers full course instruction with Interactive Mathematics and Interactive English, purchased on an individual student basis.

Since its founding in 1993, Lightspan has earned over 25 individual industry product awards and has been finalist in many more. Seen as an innovative leader, with a mature sales organization, Lightspan has achieved several one million dollar plus sales during the last year.

We have also correlated our products to standards at both the state and national level. The eduTest assessment system, introduced 4 years ago, has contributed significantly to Lightspan's growth in subscription services with approximately 5,000 schools active


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today. Additionally, the combination of its products and services has positioned
Lightspan to be a partner in both Comprehensive School Reform (CSR) and School Improvement Grants.

 We are extremely proud of the company we have built over the past 10 years. Lightspan has achieved 10 consecutive quarters of reduced operating losses and reported near break-even EBITDA in the second quarter of fiscal 2004, as well as quarter-over-quarter revenue growth near 10%. We expect to generate break-even cash flow on a stand-alone basis. Though we have strong positive momentum as a stand-alone company, we believe this combination with PLATO will accelerate value creation for our shareholders as the combined company achieves a significant increase in operating scale.

Again, I look forward to be part of the PLATO Learning organization. I, and our team of education specialists, look forward to working with the PLATO management team to expand the business and to improve education. Let me now turn this call over to Greg Melsen for his financial comments.

GREG MELSEN

Thank you John.

Let me first outline the transaction and then I will discuss the impact on PLATO Learning.

The Agreement and Plan of Merger with Lightspan calls for the exchange of all the shares of Lightspan for shares of PLATO Learning common stock. Based on yesterday's closing price, total shares issued would be about 6.5 million, with these shares having a value of about $54 million. The estimated number of shares to be exchanged and the calculated value are based on an exchange ratio of 1.33 shares of PLATO Learning common stock for each share of Lightspan common stock. This assumes the value of a PLATO Learning common share is greater than $7.89 per share. If the value of a PLATO Learning common share declines below $7.89 per share, the exchange ratio could increase to a maximum of 1.685 shares PLATO Learning common stock for each share of Lightspan common stock. The ultimate exchange ratio will be based on the volume-weighted average of the closing price of PLATO Learning common stock for the 15 trading days prior to the closing date. Lightspan's shareholders will own between 28% and 33% of the fully-diluted outstanding shares of PLATO Learning following the transaction, dependent on the ultimate exchange ratio.

All Lightspan stock options will also vest at the closing date. Those options that are "in the money" will receive PLATO Learning shares based on the aforementioned exchange ratio and net of the option strike price.

After adding transaction costs, that are estimated to be about $2.5 million, this acquisition has a total value of about $56.5 million based on today's valuation.


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

The exchange of shares also means we will also be acquiring all assets of Lightspan and will assume their liabilities. A certain of amount of the purchase consideration will be assigned to tangible assets and assumed liabilities. At July 31, 2003, Lightspan had tangible assets of about $34.3 million and total liabilities of $25.8 million for a net tangible asset position of about $8.5 million at that date.

We are currently estimating about $28.0 million of the consideration value will be assigned to intangible assets, primarily acquired technology, and be amortized over periods ranging from one to seven years. The remaining approximately $20 million will be recorded as goodwill. The ultimate amounts we record as intangible assets and goodwill will be based on an independent appraisal that will be conducted prior to close. Once we receive the results of this study, we will update our estimates of the amounts to be capitalized as both intangible assets and goodwill and provide a more accurate estimate of the projected amortization expense.

Hopefully, this summary provides you the top-level economics of this deal. The amounts I presented are all estimated values that will change based on ultimate date of close, PLATO Learning's share value for 15 days prior to close, Lightspan's operations between now and date of close and a valuation of the acquired intangible assets. This valuation will be performed by an independent valuation group and may result in modification of these estimates. Certain integration and severance costs will result in additional goodwill being recorded.

We expect the transaction to close on or about November 1. The ultimate close date will be highly dependent on the amount of time necessary to file documents with and obtain clearance from certain regulatory agencies. This includes the Securities and Exchange Commission that must authorize the effectiveness of a registration statement registering the common stock to be received by the Lightspan stockholders. The transaction also requires and is subject to the approval by both PLATO Learning and Lightspan stockholders.

Lightspan generated revenues of $50.0 million in its fiscal year ending January 31, 2003. While we believe the combined entities will ultimately achieve revenue synergies not now available to either standalone company, we have not assumed any such benefit in our models. We expect that any such opportunity in the first year will be offset by inherent disruptions that will likely occur as we merge two sales organizations.

One of the substantial economic benefits of the proposed transaction is the expected elimination of significant duplicate costs. We estimate these expense savings to be in the $15 to $20 million range in the first year following the acquisition and in the range of $20 to $25 million per annum thereafter. Five areas will provide these savings:

         o First, we will be able to combine General and Administrative functions;
         o  Second, we will be eliminating one set of public company costs;
         o Third, we will integrate technology platforms over time reducing maintenance, support and training costs;


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         o  Fourth, will fully merge Lightspan's elementary sales force with some of PLATO Learning's, under one management infrastructure, allowing some of PLATO Learning s personnel to revert back to their core secondary market;
         o And fifth, we will fully combine Lightspan's post-secondary sales force with some of PLATO Learning's, again under one management infrastructure, and again allowing some of PLATO Learning's sales force to focus on their core secondary market.

The acquisition is expected to be modestly dilutive to PLATO Leaning's earnings per share based on Genreally Accepted Accounting Principles in PLATO Leaning's fiscal year ending October 2004, particularly in the earlier quarters of that fiscal year. However, this estimate include about $6.0 million of annual amortization (or about $0.13 per share after-tax) related to the aforementioned intangible assets. Excluding this non-cash expense, the transition would be accretive to earnings in 2004. The transaction is expected to become substantially accretive in fiscal year ending October 2005 on both a GAAP EPS basis, and excluding non-cash amortization. When adding the non-cash charges to the existing intangible amortization and depreciation of the combined companies, you can readily see the cash generating potential of the merged entity.

There are also a couple of other important financial benefits that will result from this transaction. First, our deferred revenue balance will increase to about $35 million. This obviously provides increased visibility into future revenues. Much of this deferred revenue relates to deferred subscription and services revenue. PLATO Learning's annual subscription revenues will immediately grow from $5.5 to $17 million annually, with upside. Our services revenues will increase from about under $20 million annually to almost $30 million. Together these revenue components provide good balance to our perpetual license revenue base.

And finally, we believe we are creating the preeminent company in this space. This leadership role should create a positive reaction in the financial community. We hope and expect that our size and prominence will attract additional analyst coverage, broaden our appeal to institutional investors and expand our float. We believe these factors will also enhance our market capitalization and allow for potential multiple expansion.

Let me now pass it back to John Murray for some concluding comments.

JOHN MURRAY

I would like to reiterate that our acquisition of Lightspan is strategic and that it provides us the opportunity to not only take advantage of a changing education market, but to also increase our scale to the benefit of our customers, shareholders and employees. The acquisition of Lightspan takes us one step nearer to achieving our vision.

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PLATO Learning's vision is to build technology-based learning environments that give

         o Teachers the capacity to personalize instruction for every learner on demand anytime, anywhere;
         o Communities the confidence their students are fully engaged in real learning, with accountability, measurable performance and real results; and
         o Students the excitement of learning, motivation for personal growth, and the necessary foundation on which to build a productive life and good citizenship.

PLATO Learning is continuing to become more of an enterprise-wide solution for education. We are excited and energized by this combination of great products, services and people.

We are now available to answer your questions.  Thank you.





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